EXHIBIT 99.1

Warren Resources Announces First Quarter 2013 Financial and Operating Results

NEW YORK, May 7, 2013 (GLOBE NEWSWIRE) -- Warren Resources, Inc. (Nasdaq:WRES) today reported its first quarter 2013 financial and operating results. Warren reported net income of $2.8 million, or $0.04 per basic and diluted share (including a loss on derivative financial instruments of $1.6 million), compared to net income of $3.8 million, or $0.05 per basic and diluted share, for the first quarter of 2012 (including a loss on derivative financial instruments of $0.9 million).

In announcing the results, Philip A. Epstein, Chairman and Chief Executive Officer, commented, "We are in a stronger financial position thanks to our continued oil drilling success in California and increasing gas prices in our Rocky Mountain projects. On March 1st, we commenced our 23 well California 2013 drilling program which is progressing on schedule. We are currently conducting an extensive technical analysis of our deep rights in our large acreage position in Wyoming that is prospective for Niobrara and other oil bearing formations. In addition, we are reviewing a number of attractive new projects and acquisition opportunities which leverage our skill sets in our core areas."

First Quarter of 2013 Results

Warren's oil and gas revenues increased 9% to $30.8 million in the first quarter of 2013, compared to $28.4 million in the first quarter of 2012. This increase primarily resulted from increased oil and gas production in the first quarter of 2013 compared to the first quarter of 2012.

Warren's oil production for the quarter ended March 31, 2013 increased 3% to 256,000 barrels of oil, compared to 249,000 barrels of oil produced in the first quarter of 2012. In the first quarter of 2013, Warren produced 1.5 net billion cubic feet ("Bcf") of natural gas, compared to 1.2 net Bcf of natural gas in the first quarter of 2012, representing an increase of 25%.

The average realized price per barrel of oil was $101 for the first quarter of 2013 compared to $100 for the first quarter of 2012. Additionally, the average realized price per thousand cubic feet ("Mcf") of natural gas was $3.21 for the first quarter of 2013 compared to $2.85 for the first quarter of 2012. These realized commodity prices exclude the cash effect of derivative activities.

The net loss on derivative financial instruments was $1.6 million during the three months ended March 31, 2013, which was comprised of a $0.2 million realized loss on oil and gas commodity price derivatives and a $1.4 million unrealized mark-to-market, non-cash loss on oil and gas commodity price derivatives.

Total operating expenses increased 12% to $25.7 million during the first quarter of 2013, compared to $22.9 million during the first quarter of 2012. Lease operating expenses and taxes increased 15% to $9.8 million, or $19.10 per barrel of oil equivalent ("BOE"), in the first quarter of 2013, compared to $8.5 million, or $18.72 per BOE, during the same period in 2012. This was primarily attributable to increased workover expense in California.

Depreciation, depletion and amortization expenses were $11.6 million for the three months ended March 31, 2013, or $22.56 per BOE, which represents a 14% increase over the same period in 2012. This increase was due to increased oil and gas production. General and administrative expenses were $4.3 million for the first quarter of 2013, as well as for the first quarter of 2012.

Total cash flow provided by operating activities increased 24% to $16.0 million in the first quarter of 2013, compared to $12.9 million in the first quarter of 2012. This increase primarily resulted from increased oil and gas production.

Interest expense decreased 3% to $0.75 million for the first quarter of 2013, compared to $0.77 million for the first quarter of 2012. Interest expense decreased due to reduced borrowings under our Senior Credit Facility.

Debt and Liquidity

During March 2013, the Company paid down an additional $10 million under its Senior Credit Facility. As a result, the Company's Senior Credit Facility had a borrowing base of $140 million, with $50.5 million of borrowing capacity available at March 31, 2013. The next borrowing base re-determination is scheduled to occur this month.

Recent Operational Developments

The Company's total capital expenditure budget for 2013 is approximately $58 million, consisting of $53 million for California oil drilling activities and $5 million for Wyoming operations. The amount and allocation of actual capital expenditures will depend on a number of factors, including oil and gas prices, regulatory and environmental approvals, agreements among various working interest owners, drilling and service costs, timing of drilling wells, variances in forecasted production and acquisition and development opportunities. The Company currently intends to fund its 2013 capital expenditures with cash flow from operations.

Wilmington Oil Field in the Los Angeles Basin in California

During the first quarter of 2013 the Company drilled and completed three wells in the Wilmington Townlot Unit ("WTU") in California, consisting of two producing wells in the Tar formation and one producer in the Upper Terminal formation. The thirty day initial production rates for each of the new Tar wells averaged 85 barrels of oil per day ("BOPD"). These new Tar wells typically experience a 50% to 60% reduction in producing rates after a few months, which is a normal decline. The new Upper Terminal well has not had sufficient operating time to calculate its thirty day initial production rate. In April, Warren contracted a second drilling rig and commenced drilling in the Ranger formation in the North Wilmington Unit ("NWU").

Capital expenditures for the first quarter of 2013 in California were $7.5 million. The capital expenditures consisted of $5.5 million for drilling and development operations in the Wilmington Field oil properties and $2.0 million for facilities improvements and infrastructure costs.

During 2013, Warren plans to drill a total of 23 new wells in California, consisting of 17 producing wells and 6 water injection wells. The Company intends to drill 5 Tar horizontal wells, 3 Upper Terminal sinusoidal wells, and 5 Ranger sinusoidal producing wells in the WTU. In addition, Warren will also redrill a Ranger producing well that was initially drilled in 2012. The Company intends to drill 1 Tar and 2 Ranger sinusoidal water injection wells in the WTU. In the NWU, Warren plans to drill 4 sinusoidal producing wells and 3 sinusoidal injection wells in the Ranger formation.

Atlantic Rim Coalbed Methane Project in the Eastern Washakie Basin, Wyoming

Spyglass Hill Unit

There was no new drilling in the Spyglass Hill Unit during the first quarter of 2013. The Spyglass Hill Unit covers approximately 113,000 acres, including the areas previously committed to the Doty Mountain, Sun Dog, Grace Point and Brown Cow Units, as well as all additional leases in the southern portion of the project area. Under the Spyglass Hill Unit Agreement, the working interest owners are required to drill 25 gross (approximately 22 net) coalbed methane ("CBM") wells per year. The average cost of drilling and completing a CBM well is approximately $0.7 million. The Company is evaluating the advisability of drilling 25 CBM wells in 2013. If Warren and its working interest partners do not drill the required 25 gross CBM wells by June 10, 2013, the Spyglass Hill Unit will contract to the existing producing or participating areas and the leases that are outside these producing or participating areas will be eliminated from the Unit. The eliminated leases will receive a 2 year term extension and will continue in effect for the remaining primary term of the lease or 2 years, whichever is longer.

Niobrara Shale Formation in Wyoming

Warren owns certain deep rights in a portion of the Atlantic Rim area, including approximately 72,000 net acres that are potentially prospective for Niobrara Shale and other oil bearing formations. Approximately 50,000 (subject to Unit contraction) net acres are located in the Spyglass Hill Unit. The acreage is primarily located in the southern portion of the Eastern Washakie Basin in Wyoming and is adjacent to the Colorado border.

The Company is currently completing a geological analysis of its Niobrara acreage and, in anticipation of the Spyglass Hill Unit contraction, intends to form two or more deep federal units, and to commence testing and development of the formations below the base of the Mesaverde formation, including the Niobrara, Shannon, Sussex, Dakota, Frontier and Muddy. The Company is also considering other possibilities for developing the Niobrara Shale and other deep formations, including entering into joint venture, cooperative development and joint participation and development agreements.

2013 GUIDANCE

Warren provides the following forecast for net production and capital expenditures based on the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

	Second Quarter ending	Year ending
	June 30, 2013	December 31, 2013

Production:
Oil (MBbl)	265 – 275	1,125 – 1,225
Gas (MMcf)	1,500 – 1,600	6,000 – 6,500
Oil Equivalent (MBOE)	515 - 542	2,125 – 2,308

Financial and Statistical Data Tables

Following are financial highlights for the comparative first quarters ended March 31, 2013 and 2012. All production volumes and dollars are expressed on a net revenue interest basis.

Warren Resources, Inc. Consolidated Statements Of Operations
	Three Months Ended
	March 31, (unaudited)
	2013	2012
	(in thousands, except per share information)
Operating Revenues
Oil and gas sales	$ 30,819	$ 28,354

Operating Expenses
Lease operating expenses and taxes	9,796	8,500
Depreciation, depletion and amortization	11,570	10,105
General and administrative	4,317	4,293
Total operating expenses	25,683	22,898
Income from operations	5,136	5,456

Other income (expense)
Interest and other income	15	25
Interest expense	(750)	(775)

Loss on derivative financial instruments	(1,565)	(878)

Total other expense	(2,300)	(1,628)
Income before income taxes	2,836	3,828
Deferred income tax expense	7	17

Net income	2,829	3,811
Less dividends	3	3

Net income applicable to common stockholders	$ 2,826	$ 3,808

Income per share - Basic	$ 0.04	$ 0.05
Income per share - Diluted	$ 0.04	$ 0.05

Weighted average common shares outstanding - Basic	71,992	71,025
Weighted average common shares outstanding - Diluted	72,685	72,194

Production:
Gas - MMcf	1,538	1,233
Oil - MBbls	256	249
Total Equivalents (MBoe)	513	454

Realized Prices:
Gas - Mcf	$3.21	$2.85
Oil - Bbl	100.94	99.87
Total Equivalents (Boe)	$60.10	$62.43

	Three Months Ended
	March 31, (unaudited)
	2013	2012
	(in thousands)
Net cash flow provided by operating activities:
Cash flow from operations	$16,021	$12,891
Changes in working capital accounts	203	375
Cash flow from operations before working capital changes	$16,224	$13,266

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors can and will cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, changes in oil and gas prices, changes in expected levels of oil and gas reserve estimates and production estimates, the timing and results of drilling and other development activities, governmental and environmental regulations and permitting requirements and delays, the availability of capital and credit market conditions, unsuccessful exploratory activities, planned capital expenditures, unexpected cost increases, delays in completing production, treatment and transportation facilities, the availability and cost of obtaining equipment and technical personnel, operating hazards, risks associated with the availability of acceptable transportation arrangements, unanticipated operational problems, potential liability for remedial actions under existing or future environmental regulations, changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. The reserve replacement ratio and finding and development cost per unit are statistical indicators that have limitations, including their predictive and comparative value. Further information on risks and uncertainties that may affect Warren's operations and financial performance, and the forward-looking statements made herein, is available in the Company's filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in other public filings and press releases.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Long Beach, California and Casper, Wyoming.

CONTACT: Warren Resources, Inc.
         Media Contact: David Fleming, 212-697-9660